Exhibit 10.1

July 28, 2021

Bonita I. Lee

Re:	First Amendment to Amended and Restated Employment Agreement

Dear Ms. Lee:

This is to memorialize a FIRST AMENDMENT to your AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated February 26, 2020 (the “Agreement”) with Hanmi Financial Corporation, a Delaware corporation, and Hanmi Bank, a state-chartered bank incorporated under the laws of the State of California (together, the “Company”). It sets forth certain changes to the terms of your employment with the Company, effective as of close of business on the date set forth above (the “Effective Date”). Effective as of the Effective Date, this Agreement supersedes and replaces those provisions in your Agreement set forth herein. The numbered paragraph set forth below corresponds to the same numbered paragraph set forth in your Agreement.

3.	Your Compensation.

(a)                 Salary. During the Term, you will receive an annual base salary, which may be increased from time to time, but not reduced (other than a reduction that would affect all senior executives of the Bank based on the financial performance of the Bank, and in such case, your reduction shall not exceed the percentage reduction of similarly situated senior executives of the Bank) (your “Salary”) payable in accordance with the Company’s regular payroll practices. The amount of your Salary will be $650,000, retroactively effective as of April 4, 2021. Your Salary will be reviewed at least annually commencing in 2022 and may be increased, but not decreased (except as noted above), in the sole discretion of the independent members of the Board, based on the recommendation from the Compensation and Human Resources Committee (the “CHRC”).

(b)                Incentive Compensation. During the Term, you will be eligible to receive an annual cash bonus (your “Bonus”) for each fiscal year of the Company commencing with the fiscal year ending December 31, 2020, pursuant to an annual cash bonus plan. For the fiscal year ending December 31, 2021, your target Bonus shall be 75% of your Salary, with the possibility of increase above 75% of your Salary in the sole discretion of the CHRC. The actual amount of the Bonus and the performance goals applicable to the Bonus shall be determined in accordance with the terms and conditions of said bonus plan as in effect from time to time, as determined by the independent members of the Board in its sole discretion, based on a recommendation from the CHRC.

In all other respects, your Agreement remains in full force and effect.

This First Amendment may be executed in counterparts, each of which will constitute an original and all of which, when taken together with the Agreement, will constitute one agreement. However, this First Amendment will not be effective until the date both parties have executed this First Amendment.

[Signature Page Follows]

Very truly yours,

HANMI FINANCIAL CORPORATION

/s/ John Ahn
Name: John J. Ahn
Title: Chairman

HANMI BANK

/s/ John Ahn
Name: John J. Ahn
Title: Chairman

ACCEPTED AND AGREED TO:

/s/ Bonita Lee

Bonita I. Lee

Dated: July 30, 2021

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